Exhibit 10.79

FIRST AMENDMENT TO THE ASSET PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO THE ASSET PURCHASE AND SALE AGREEMENT (this “First Amendment”) is made as of this 15th day of November 2013 (the “Execution Date”), by and among Fusion Telecommunications International, Inc. (“Fusion”), a Delaware corporation with its principal office located at 420 Lexington Avenue, Suite 1718, New York, NY 10170; Fusion Broadvox Acquisition Corp. (“FBAC”, and together with Fusion, “Buyers”; each, a “Buyer”), a Delaware corporation with its principal office located at 420 Lexington Avenue, Suite 1718, New York, NY 10170; BroadvoxGo!, LLC (“Broadvox”), a Delaware limited liability company with its principal office located at 75 Erieview Plaza, Suite 400, Cleveland, OH 44114; and Cypress Communications, LLC (“Cypress”, and together with Broadvox, “Sellers”; each, a “Seller”), a Delaware limited liability company with its principal office located at Four Piedmont Center, Suite 600, Atlanta, GA 30305. The aforementioned Entities may be referred to individually as a “Party” or collectively as the “Parties.”  Capitalize terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement (defined below).

WHEREAS, Buyers and Sellers are parties to that certain Asset Purchase and Sale agreement dated August 30, 2013 (the “Purchase Agreement”) pursuant to which Buyers agreed to purchase from Sellers substantially all of the assets that are used exclusively in the operation of the Business and Sellers agreed to sell said assets to Buyers.

WHEREAS, the obligation of Buyers to consummate the Transaction is subject to the satisfaction by Sellers at or prior to the Closing Date of each of those conditions that are set forth in the Purchase Agreement, including but not limited to those set forth in Sections 6.7 and 8.1 of the Purchase Agreement (the “Buyer Closing Conditions”).

WHEREAS, Buyers wish to extend the Outside Closing Date, and Sellers agree to such extension in exchange for Buyers’ waiver of certain Buyer Closing Conditions.

WHEREAS, Buyers and Sellers wish to amend the Purchase Agreement as set forth in detail herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereby agree to amend the Purchase Agreement as follows:

1. Effective Date. Unless otherwise stated herein, the Parties agree that the Effective Date of this Amendment shall be November 15, 2013.

2. Outside Closing Date. The Parties agree Section 9.1 is hereby deleted in its entirety and replaced with the following:

In the event any of the conditions contained in Section 8.1 are not fully and completely satisfied by the close of business on December 16, 2013 (the “Outside Closing Date”), or if satisfaction of any such condition by the Outside Closing Date is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement), and the conditions shall not have been expressly waived in writing by Buyers on or before the Outside Closing Date, this Agreement shall terminate upon written notice by Buyers to Sellers.

3. Additional Deposit. Within three (3) business days of the Execution Date hereof, Buyers agree to pay to Sellers an additional One Hundred Thousand and 00/100s Dollars ($100,000) (the “Additional Deposit”) which shall be in addition to the Two Hundred Thousand and 00/100s Dollars ($200,000) currently held in escrow pursuant to Section 6.14 of the Purchase Agreement so that the total Deposit shall be Three Hundred Thousand and 00/100s Dollars ($300,000). The Additional Deposit shall be remitted -in the form of a wire transfer to the following account:

Account Name: Broadvox, LLC

Bank: KeyBank, N.A.

ABA Routing No.: 041001039

Account No.: 350221004335

Subject to the below provisions, the total Deposit is hereafter deemed non-refundable as of the Execution Date hereof. As such, on the Effective Date, Sellers and Buyers agree to execute and deliver to Escrow Agent joint instructions (in the form attached hereto and incorporated herein at Exhibit A) directing the Escrow Agent to release the Deposit to Sellers in accordance with the terms thereof. Sellers shall, at all times until the Closing or termination of this Agreement, retain the Deposit in Sellers’ bank account, in funds unencumbered by any acts subsequent to this Amendment, so that they are readily available for delivery to Buyers in the event they are determined to be repaid to Buyers in accordance with the following revised Section 6.14(a).

The Parties agree that Section 6.14(a) shall be deleted in its entirety and replaced with the following:

The Parties acknowledge that Buyers have paid to Sellers a good faith deposit (the “Deposit”) of Three Hundred Thousand Dollars and xx/100 ($300,000) to be (i) applied to the Purchase Price at Closing, or (ii) refunded to Buyers only upon (A) Sellers’ refusal or failure to close the Transactions notwithstanding that Buyers are not in default of its obligations under the Purchase Agreement and are ready, willing and able to close or (B) Buyers’ termination of the Purchase Agreement under Section 8.1(k) and Section 9.1(a) solely due to a Subsequent Closing Material Adverse Affect (as hereinafter defined). For purposes hereof, a “Subsequent Closing Material Adverse Affect” shall mean a Closing Material Adverse Affect under circumstances where the Subsequent Material Adverse Affect serving as the basis for termination is caused by the negligence, gross negligence or willful misconduct of Sellers occurring on or after the Effective Date and/or Sellers’ departure, on or after the Effective Date, from the standard of care Sellers have heretofore applied to the Assets or the Business (collectively, the “Bases”). No negligence, gross negligence or willful misconduct shall be attributed to acts occurring with Buyers’ consent, with Buyers’ knowledge in the absence of an objection within a reasonable time, or where the same conduct would likely have occurred under Buyers’ ownership of the assets.  If the Parties are unable to agree upon whether or the extent to which Sellers’ actions or inactions constitute one or more bases for a Subsequent Closing Material Adverse Affect, then, notwithstanding the provisions of Section 18 of the escrow agreement dated September 9, 2013, other than the designation of governing law, the matter shall be decided by a single arbitrator selected and ruling in accordance with the American Arbitration Association’s Expedited Procedures within its Commercial Arbitration Rules and Mediation Procedures, and shall be decided on the briefs and within thirty (30) days of submission of the claim to the selected arbitrator. The Parties agree to deliver instructions to the escrow agent consistent with the provisions of this Section.

4. Hold Back and Escrow Account. The Parties agree that the last sentence of Section 2.6 is deleted in its entirety and replaced with the following:

Pursuant to the Escrow Agreement, (a) fifty percent (50%) of the Hold Back, less the amount of any claim that is then pending, shall be disbursed to Sellers six (6) months following the Closing Date and (b) any remaining balance of the Hold Back that is not then subject to a pending claim shall be disbursed to the Sellers one (1) year following the Closing Date.

5. Buyers’ Waiver of Closing Conditions. Buyers agree that the following Buyer Closing Conditions are hereby amended, modified, and/or waived as follows:

a. Audit. Buyers acknowledge and agree that the Audit as required in Section 6.7 (b) of the Purchase Agreement has been delivered to Buyers as of the Execution Date hereof. Buyers further acknowledge and agree that as of the Effective Date hereof, the Audit Buyer Closing Condition as set forth in Section 6.7(b) of the Purchase Agreement shall be deemed satisfied by Sellers and shall no longer be deemed a Buyer Closing Condition.

b. EBITDA. The Parties agree that the three (3) months preceding the Closing to be used for purposes of calculating EBITDA as required by Section 6.7(c) of the Purchase Agreement shall be July, August and September of 2013. Buyers acknowledge and agree that as of the Effective Date herein, the EBITDA Buyer Closing Condition as set forth in Section 6.7(c) of the Purchase Agreement has been satisfied, shall no longer qualify as a Buyer Closing Condition, and shall not serve as a basis for a Purchase Price adjustment as set forth in Section 6.7(c).

c. Liens. The Parties agree that Section 8.1(e) is deleted in its entirety and replaced with the following:

Except as set forth on Schedule 8.1(e), on or before Closing, Sellers shall have obtained a release and discharge of any and all Liens (except for Permitted Liens) which affect the Acquired Assets or the Business, and Sellers shall provide Buyers with copies of all UCC-3 termination statements, where available, or other evidence reasonably satisfactory to Buyers evidencing such release and discharge.

d. Excluded Liabilities. Section 8.1(n) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Any Excluded Liabilities that are due and payable on or prior to the Closing Date, except to the extent any of those Excluded Liabilities are being negotiated or contested in good faith by Sellers, shall have been paid or satisfied. Notwithstanding the foregoing, the Parties agree that any and all payments to be made pursuant to any Broadvox, LLC Management Bonus Plan (also known as the Fusion Closing Bonus) shall be paid by Sellers within thirty (30) days of Closing. The Parties further agree that those redemption amounts that may be due to former Cypress shareholders who failed to claim said stock certificates, as set forth on Schedule 2.4(c), in the aggregate amount of $298,546, do not have to be paid at Closing, but shall remain as an Excluded Liability.

e. Genband. Section 8.1(h) is hereby deleted in its entirety and replaced with the following:

Buyers shall have received written confirmation from Genband reflecting Genband's commitment to provide ongoing support for the CS2K platform for at least three (3) years following the Closing Date, so long as Buyers are paying for said support. Notwithstanding the foregoing, Buyers acknowledge that Genband's support shall not include the repair or replacement of any end-of-life hardware that Genband does not currently support. As a result of this limitation, Sellers shall deliver to Buyers at Closing an inventory of spare hardware that, in the reasonable judgment of Buyers and Sellers after consultation with Genband, is sufficient to support the ongoing operation of the CS2K platform, and which is anticipated to be substantially similar to list of spare hardware in the attached "CS2000 Compact Hardware Audit.

6. Continuing Representation.

a.
Buyers’ Representation. Buyers represent and warrant that as of the Effective Date herein, they are not aware of any occurrence, circumstance or event that would qualify as a breach of the Purchase Agreement by Sellers, either as of the Effective Date herein or with the passage of time, and that would give rise to either Buyers’ right to terminate the Purchase Agreement or a failure to satisfy any of the Buyer Closing Conditions.

b.
Sellers’ Representation. Sellers represent and warrant that as of the Effective Date herein, they are not aware of any occurrence, circumstance or event that would qualify as a breach of the Purchase Agreement by Buyers, either as of the Effective date herein or with the passage of time, that would give rise to a Seller Material Adverse Effect, and/or that would give rise to Buyers’ right to terminate the Purchase Agreement.

7. Reaffirmation; Ratification. The Parties agree that any sections of the Purchase Agreement not specifically amended, waived or modified herein are hereby reaffirmed and ratified in their entirety.

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IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to the Asset Purchase and Sale Agreement as of the Execution Date.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. (“FUSION”)	FUSION BROADVOX ACQUISITION CORP. (“FBAC”)

By: /s/ Gordon Hutchins, Jr.	By: /s/ Gordon Hutchins, Jr.

Title: President and Chief Operating Officer	Title: President

BROADVOXGO!, LLC (“BROADVOX”)	CYPRESS COMMUNICATIONS, LLC (“CYPRESS”)

By: /s/ Eugene Blumin	By: /s/ Andre Temnorod

Title: Chief Operating Officer	Title: Chief Executive Officer